Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

Hims, Inc. and Subsidiaries

Years Ended December 31, 2020 and 2019

With Report of Independent Registered Public Accounting Firm

Hims, Inc. and Subsidiaries

Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Hims, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Hims, Inc. and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, mezzanine equity and stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2019.
San Francisco, California
March 22, 2021

Hims, Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands, except Share Data)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$27,344	$22,647
Short-term investments	72,864	37,721
Inventory	3,543	4,217
Prepaid expenses and other current assets	5,404	5,022
Deferred transaction costs	3,929	—

Total current assets	113,084	69,607
Restricted cash, noncurrent	1,006	150
Other long-term assets	4,607	2,313

Total assets	$118,697	$72,070

Liabilities, mezzanine equity, and stockholders’ equity
Current liabilities:
Accounts payable	$8,066	$7,231
Accrued liabilities	4,984	2,026
Deferred revenue	1,272	753
Term loan, current	—	1,515
Warrant liabilities	906	9,097

Total current liabilities	15,228	20,622
Deferred rent, noncurrent	381	—

Total liabilities	15,609	20,622

Commitments and contingencies (Note 11)
Mezzanine equity:
Redeemable convertible preferred stock – par value $0.000001; 211,924,602 and 192,870,448 shares authorized and 206,031,290 and 186,573,651 shares issued and outstanding as of December 31, 2020 and 2019, respectively; liquidation preference of $268,452 and $206,138 as of December 31, 2020 and 2019, respectively	249,962	186,741
Redeemable Class A common stock – par value $0.000001; nil and 1,627,132 shares issued and outstanding as of December 31, 2020 and 2019, respectively	—	4,500

Total mezzanine equity	249,962	191,241

Stockholders’ deficit:
Common stock – Class A shares, par value $0.000001; 368,000,000 and 333,000,000 shares authorized and 101,606,862 and 98,563,353 shares issued and outstanding as of December 31, 2020 and 2019, respectively; Class F shares, par value $0.000001; 15,323,740 shares authorized, issued, and outstanding as of December 31, 2020 and 2019	—	—
Additional paid-in capital	24,429	13,383
Accumulated other comprehensive (loss) income	(11)	2
Accumulated deficit	(171,292)	(153,178)

Total stockholders’ deficit	(146,874)	(139,793)

Total liabilities, mezzanine equity, and stockholders’ deficit	$118,697	$72,070

See accompanying notes to consolidated financial statements.

Hims, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In Thousands, except Share and Per Share Data)

	Year Ended December 31,
	2020	2019
Revenue	$148,757	$82,558
Cost of revenue	39,307	37,953

Gross profit	109,450	44,605
Operating expenses:
Marketing	58,989	63,156
Selling, general, and administrative	65,605	55,863

Total operating expenses	124,594	119,019

Loss from operations	(15,144)	(74,414)
Other income (expense):
Interest expense	(10)	(369)
Other (expense) income, net	(2,833)	2,809

Loss before provision for income taxes	(17,987)	(71,974)
Provision for income taxes	(127)	(90)

Net loss	(18,114)	(72,064)
Other comprehensive (loss) income	(13)	4

Total comprehensive loss	$(18,127)	$(72,060)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.23)	$(0.94)

Weighted average shares outstanding:
Basic and diluted	78,047,120	76,545,970

See accompanying notes to consolidated financial statements.

Hims, Inc. and Subsidiaries

Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit

(In Thousands, except Share Data)

	Redeemable Convertible Preferred Stock		Redeemable Class A Common Stock		Class A and Class F Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	156,950,448	$94,151	—	—	112,924,032	—	$9,759	$(2)	$(81,114)	$(71,357)
Issuance of redeemable convertible preferred stock, net of issuance costs, including warrants, of $10.2 million	29,623,203	92,590	—	—	—	—	—	—	—	—
Issuance of Class A common stock warrants	—	—	—	—	—	—	61	—	—	61
Exercise of vested stock options	—	—	—	—	387,055	—	23	—	—	23
Early exercise of unvested stock options	—	—	—	—	2,218,897	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	12	—	—	12
Forfeiture of unvested shares issued for early exercised stock options	—	—	—	—	(15,759)	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	8,028	—	—	8,028
Reclassification associated with Class A common stock subject to redemption	—	—	1,627,132	4,500	(1,627,132)	—	(4,500)	—	—	(4,500)
Other comprehensive income	—	—	—	—	—	—	—	4	—	4
Net loss	—	—	—	—	—	—	—	—	(72,064)	(72,064)

Balance as of December 31, 2019	186,573,651	186,741	1,627,132	4,500	113,887,093	—	13,383	2	(153,178)	(139,793)
Issuance of Series D redeemable convertible preferred stock, net of issuance costs of $0.1 million	16,495,335	51,900	—	—	—	—	—	—	—	—
Exercise of Series C redeemable convertible preferred stock warrants	2,962,304	11,321	—	—	—	—	—	—	—	—
Exercise of Class A common stock warrants	—	—			2,320,646	—	561	—	—	561
Exercise of vested stock options	—	—	—	—	370,117	—	123	—	—	123
Early exercise of unvested stock options	—	—	—	—	39,573	—	—	—	—	—
Vesting of early exercised stock options	—	—	—	—	—	—	31	—	—	31
Forfeiture of unvested early exercised shares	—	—	—	—	(1,313,959)	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	5,831	—	—	5,831
Expiration of the Class A common stock redemption right	—	—	(1,627,132)	(4,500)	1,627,132	—	4,500	—	—	4,500
Other comprehensive loss						—	—	(13)	—	(13)
Net loss	—	—	—	—	—	—	—	—	(18,114)	(18,114)

Balance as of December 31, 2020	206,031,290	$249,962	—	—	116,930,602	—	$24,429	$(11)	$(171,292)	$(146,874)

See accompanying notes to consolidated financial statements.

Hims, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31,
	2020	2019
Operating activities
Net loss	$(18,114)	$(72,064)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,057	260
Stock-based compensation	5,831	8,028
Change in fair value of warrant liability	3,101	(951)
Loss on lease termination	754	—
Amortization of debt issuance costs	322	70
Noncash other	384	(358)
Changes in operating assets and liabilities:
Inventory	674	(522)
Prepaid expenses and other current assets	(645)	(2,436)
Other long-term assets	8	(755)
Accounts payable	826	(6,075)
Accrued liabilities	2,423	(276)
Deferred revenue	519	212
Deferred rent	381	—

Net cash used in operating activities	(2,479)	(74,867)

Investing activities
Purchases of investments	(95,008)	(42,012)
Maturities of investments	47,990	4,500
Proceeds from sale of investments	11,550	—
Investment in website development, internal-use software, and intangible assets	(2,496)	(1,479)
Purchases of property, equipment, and intangible assets	(1,737)	(308)

Net cash used in investing activities	(39,701)	(39,299)

Financing activities
Proceeds from issuance of redeemable convertible preferred stock	52,034	102,793
Payments for issuance costs of redeemable convertible preferred stock	(134)	(227)
Proceeds from exercise of Series C preferred stock warrants	29	—
Proceeds from exercise of Class A common stock warrants	561	—
Proceeds from exercise of vested and unvested stock options, net of repurchases of unvested shares	123	44
Borrowings of principal on term loan	—	2,136
Repayments of principal on term loan	(1,515)	(9,051)
Payments for debt issuance costs	—	(377)
Payments for transaction costs	(3,356)	—

Net cash provided by financing activities	47,742	95,318

Foreign currency effect on cash and cash equivalents	(9)	(5)

Increase (decrease) in cash, cash equivalents, and restricted cash	5,553	(18,853)
Cash, cash equivalents, and restricted cash at beginning of year	22,797	41,650

Cash, cash equivalents, and restricted cash at end of year	$28,350	$22,797

Supplemental disclosures of cash flow information
Cash paid for taxes	$221	$139

Cash paid for interest	$10	$361

Noncash investing and financing activities
Exercise of preferred stock warrants	$11,292	$—

Expiration of Class A common stock redemption right	$4,500	$—

Redeemable Class A common stock reclassification	$—	$4,500

Deferred transaction costs payable	$573	$—

Warrants issued for debt issuance costs	$—	$133

Vesting of early exercised stock options	$31	$12

See accompanying notes to consolidated financial statements.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Description of Business and Basis of Presentation

Description of the Business

Hims, Inc. (the “Company” or “Hims”) was incorporated in Delaware on December 30, 2013. Our mission is to make healthcare accessible, affordable, and convenient for everyone. We designed and built our digitally native, cloud-based technology centered around the consumer, and design everything with the consumer in mind. Our proprietary mobile app, websites, telehealth platform, electronic medical records system, and pharmacy integration combine to provide consumers with a seamless, easy-to-use, mobile-first experience. The Company is leading the transformation in healthcare by becoming the digital front door for healthcare consumers.

We believe the future of healthcare will be driven by consumer brands that empower people and give them full control over their healthcare. We have endeavored to build a healthcare system that squarely focuses on the needs of the healthcare consumer. To enable our mission of making healthcare accessible, affordable, and convenient for everyone, we offer a range of health and wellness products and services available for purchase on our websites directly by customers and through wholesale partners.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared pursuant to accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, and variable interest entities in which it holds a controlling financial interest. All intercompany transactions and balances have been eliminated in the consolidated financial statements herein. For the years ended December 31, 2020 and 2019, the Company had operations primarily in the United States and immaterial operations in the United Kingdom.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The more significant estimates and assumptions by management include, among others, valuation of inventory, valuation and recognition of stock-based compensation expense, valuation and recognition of warrants, and estimates in capitalization

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

of website development and internal-use software costs. Management believes that the estimates, and judgments upon which it relies, are reasonable based upon information available to it at the time that these estimates and judgments were made. Actual results experienced by the Company may differ from management’s estimates. To the extent that there are material differences between these estimates and actual results, the Company’s consolidated financial statements will be affected.

Risks and Uncertainties

The Company’s business, operations, and financial results are subject to various risks and uncertainties, including adverse United States economic conditions, legal restrictions, changing laws for medical services and prescription products, or decisions to outsource or modify portions of its supply chain, and competition in its industry could adversely affect its business, financial condition, results of operations, and cash flows. These significant factors, among others, could cause the Company’s future results to differ materially from the consolidated financial statements.

Concentration Risk

The Company’s financial instruments that are potentially exposed to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable.

The Company maintains its cash, cash equivalents, short-term investments and restricted cash with high-quality financial institutions with investment-grade ratings. The majority of the cash balances are with U.S. banks and are insured to the extent defined by the Federal Deposit Insurance Corporation.

The prescription products ordered on the Company’s e-commerce online platform have historically been fulfilled by two pharmacies. If either of the pharmacies were to stop fulfilling orders, it could significantly slow prescription product sales until a new supplier is found. The Company maintains agreements with these pharmacies and is investing in new pharmacy fulfillment capabilities to mitigate any such risk.

As of and for the years ended December 31, 2020 and 2019, a single wholesale customer represented more than 10% of accounts receivable and no single customer represented more than 10% of revenue. In addition, the Company had an immaterial amount of revenue related to sales in foreign countries.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Foreign Currency Translation

The Company’s consolidated financial statements are presented in U.S. dollars. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are presented as foreign currency translation adjustments, a component of other comprehensive income on the consolidated statements of operations and comprehensive loss.

Segment Reporting

For the years ended December 31, 2020 and 2019, the Company was managed as a single operating segment on a consolidated basis. Furthermore, the Company determined that the Chief Executive Officer (“CEO”) is the Chief Operating Decision Maker as he is responsible for making decisions regarding the allocation of resources and assessing performance as well as for strategic operational decisions and managing the organization at a consolidated level.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments purchased with an original maturity or remaining maturity of three months or less at the date of purchase to be cash equivalents. The Company deposits its cash and cash equivalents with financial institutions.

The restricted cash balance is comprised of the cash collateral that is held by the Company’s primary financial institution for (i) use of the institution’s cash management services and (ii) a letter of credit issued as a security deposit for the Company’s warehouse facility in New Albany, Ohio. Refer to Note 9 – Borrowing Arrangements for further details.

Total cash, cash equivalents, and restricted cash are summarized as follows (in thousands):

	December 31,
	2020	2019
Cash and cash equivalents	$27,344	$22,647
Restricted cash	1,006	150

Total cash, cash equivalents, and restricted cash	$28,350	$22,797

Short-term and Long-term Investments

Available-for-sale debt instruments with original maturities at the date of purchase greater than three months and remaining maturities of less than one year are classified as short-term investments. Available-for-sale debt instruments with original maturities at the date of purchase and remaining maturities of greater than one year are classified as long-term investments. The Company intends to sell such investments at or close to maturity.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The investments, if any, are designated as available-for-sale and are reported at fair value, with unrealized gains and losses, net of tax, recorded in other comprehensive income on the consolidated statements of operations and comprehensive loss, except as noted in the Other-Than-Temporary Impairment section that follows. The Company determines the cost of the investment sold based on specific identification at the individual security level. The Company records the interest income and realized gains and losses on the sale of these instruments within other income (expense), net on the consolidated statements of operations and comprehensive loss.

Other-Than-Temporary Impairment

The Company’s investments are subject to a periodic impairment review. Investments are considered impaired when the fair value is below the investment’s adjusted cost basis. This would occur for marketable debt instruments when the fair value is below amortized cost and the Company intends to sell the instrument, or when it is more likely than not that the Company will be required to sell the instrument before recovery of its amortized cost basis, or when the Company does not expect to recover the entire amortized cost basis of the instrument (a credit loss exists). When the Company does not expect to recover the entire amortized cost basis of the instrument, it separates other-than-temporary impairments into amounts representing credit losses, which are recognized in other income (expense), net, and amounts related to all other factors, which are recognized in other comprehensive (loss) income on the consolidated statements of operations and comprehensive loss. The Company incurred no impairments for the years ended December 31, 2020 or 2019.

Fair Value of Financial Instruments

The fair value of a financial instrument is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities subject to ongoing fair value measurement are categorized and disclosed into one of the three categories depending on observable or unobservable inputs employed in the measurement. Hierarchical levels, which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities, are as follows:

•	Level 1: Inputs that are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

•

Level 2: Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

•

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities and that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Inventory

Inventory primarily consists of finished goods and raw materials that are located at Company-managed and third-party fulfillment warehouses. Inventory is stated at the lower of cost or net realizable value and inventory cost is determined by the weighted average cost method. The Company reserves for expired, slow-moving, and excess inventory by estimating the net realizable value based on the potential future use of such inventory. Management monitors inventory to identify events that would require impairment due to slow-moving, expired, or obsolete inventory and adjusts the value of inventory when required. Obsolete inventory balances are written-off against the inventory allowance after management determines that the inventory cannot be sold. For the years ended December 31, 2020 and 2019, the Company recorded write-offs of $0.2 million and $1.4 million, respectively.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of balances related to prepayments or vendor deposits for inventory, software, insurance, marketing and other operating costs, and trade and other accounts receivables. Prepaid expenses are recorded when payment has been made in advance for goods and services. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Receivables are stated at amounts estimated by management to be equal to their net realizable values. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable losses and it is recorded when it is probable that amounts will not be collected based on historical collection trends, age of outstanding receivables, specific customer circumstances, and existing economic conditions. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2020 and 2019, accounts receivable was $1.1 million and

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

$0.9 million, respectively, and included within prepaid expenses and other current assets on the consolidated balance sheets. There were no write-offs of accounts receivable for the years ended December 31, 2020 or 2019. As of December 31, 2020 and 2019, the Company had no allowances for doubtful accounts.

The Company does not have any off-balance sheet credit exposure related to its customers.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation and amortization. Maintenance and repair costs are charged to expense as incurred, and expenditures that extend the useful lives of assets are capitalized. Property and equipment are depreciated or amortized using the straight-line method over the estimated useful lives ranging from two to five years and consist primarily of facility equipment, computers, equipment, furniture, and fixtures. Property and equipment, net was $1.7 million and $0.2 million as of December 31, 2020 and 2019, respectively, and is classified within other long-term assets on the consolidated balance sheets.

Intangibles

Intangibles with finite lives are amortized over their useful life in accordance with Accounting Standards Codification (“ASC”) 350-30, Intangibles – Goodwill and Other – General Intangibles Other Than Goodwill. Amortization is provided by utilizing a straight-line method over the estimated useful lives of the intangibles.

The Company accounts for website development costs in accordance with ASC 350-50, Intangibles – Goodwill and Other – Website Development Costs. The costs incurred during the website application and infrastructure stages as well as costs incurred during the graphics and content development stages are capitalized; all other costs are expensed as incurred. In addition, the Company incurs costs to develop software for internal use, which are accounted for under ASC 350-40, Intangibles – Goodwill and Other – Internal-Use Software. The costs incurred during the application development phase are capitalized until the project is completed and the asset is ready for intended use. The Company expenses all costs that relate to the preliminary project and post-implementation operation phases of development as selling, general, and administrative expense on the consolidated statement of operations and comprehensive loss.

As of December 31, 2020 and 2019, website development and internal-use software costs of $2.9 million and $1.3 million, net of amortization of $1.0 million and $0.2 million, respectively, were classified within other long-term assets on the consolidated balance sheets and had useful lives of 2 to 3 years.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The following table summarizes the estimated amortization of intangibles for the five years subsequent to December 31, 2020, and thereafter (in thousands):

2021	$1,157
2022	1,052
2023	586
2024	128
2025 and thereafter	18

Total	$2,941

Impairment of Long-Lived Assets

Long-lived assets include property and equipment and intangible assets subject to amortization. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In such cases, recoverability of assets to be held and used is assessed by comparing the carrying amount of assets with their future underlying net cash flows (undiscounted and without interest charges). If such assets are considered to be impaired, an impairment is recognized as the amount by which the carrying amount of the assets exceeds the estimated fair values of the assets. Assets to be disposed of by sale are reported at the lower of their carrying amount or estimated fair value less costs to sell. As of December 31, 2020 and 2019, the Company determined that no events or changes in circumstances existed that would otherwise indicate any impairment of its long-lived assets.

Warrant Liability

The Company classifies warrants to purchase shares of Series C and Series D redeemable convertible preferred stock that are contingently puttable or redeemable as liabilities. Such warrants are measured and recognized at fair value and are subject to remeasurement at each balance sheet date. At the end of each reporting period, changes in fair value during the period are recognized as a component of other income (expense), net within the consolidated statements of operations and comprehensive loss. The Company will continue to adjust the warrant liability for changes in the fair value until the earlier of a) the exercise or expiration of the warrants or b) the completion of a liquidation event, including completion of an initial public offering, at which time all outstanding preferred stock warrants will be converted into warrants to purchase shares of common stock and the liability will be reclassified to additional paid-in capital. As of December 31, 2020, all Series C preferred stock warrants were exercised.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

The Company’s consolidated revenue primarily comprises online sales of health and wellness products through the Company’s website, including prescription and nonprescription products. In contracts that contain prescription products, revenue also includes medical consultation services. Additionally, starting in March 2020, the Company began selling its products to a new wholesale partner, leading to an increase in revenue generated from wholesale arrangements for the year ended December 31, 2020.

Revenue consists of the following (in thousands):

	Year Ended December 31,
	2020	2019
Online	$140,728	$82,286
Wholesale	8,029	272

Total revenue	$148,757	$82,558

For online revenue, the Company defines its customer as an individual who purchases products or services through the website. For wholesale revenue, Company defines its customer as a wholesale partner. The transaction price in the Company’s contracts with customers is the total amount of consideration to which the Company expects to be entitled in exchange for transferring products or services to the customer.

The Company’s contracts that contain prescription products include two performance obligations: access to (i) products and (ii) consultation services. The Company’s contracts that do not contain prescription products have a single performance obligation. Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised product to the customer and, in contracts that contain services, by the provision of consultation services to the customer. The Company satisfies its performance obligation for products at a point in time, which is upon delivery of the products to a third-party carrier. The Company satisfies its performance obligation for services over the period of the consultation service, which is typically a few days. The customer obtains control of the products and services upon the Company’s completion of its performance obligations.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

For contracts with multiple performance obligations, the transaction price is allocated to each performance obligation on a relative stand-alone selling price basis. The stand-alone selling price is based on the prices at which the Company separately sells the products and services, as well as market and cost-plus margin-based estimates. For the years ended December 31, 2020 and 2019, service revenue represents less than 10% of consolidated revenues.

To fulfill its promise to customers for contracts that include professional medical consultations, the Company maintains relationships with various “Affiliated Medical Groups,” which are professional corporations or other professional entities owned by licensed physicians and other professional entities that engage licensed medical professionals (medical doctors, physician assistants, and nurse practitioners; collectively referred to as “Providers”) to provide consultation services. Refer to Note 7 – Variable Interest Entities. The Company accounts for service revenue as a principal in the arrangement with its customers. This conclusion is reached because (i) the Company determines which Affiliated Medical Group and Provider provides the consultation to the customer; (ii) the Company is primarily responsible for the satisfactory fulfillment and acceptability of the services; (iii) the Company incurs costs for consultation services even for visits that do not result in a prescription and the sale of products; and (iv) the Company, at its sole discretion, sets all listed prices charged on its websites for products and services.

Additionally, to fulfill its promise to customers for contracts that include professional medical consultations, the Company maintains relationships with third-party pharmacies (“Partner Pharmacies”) to fill prescriptions that are ordered by the Company’s customers. The Company accounts for prescription product revenue as a principal in the arrangement with its customers. This conclusion is reached because (i) the Company has sole discretion in determining which Partner Pharmacy fills a customer’s prescription; (ii) Partner Pharmacies fill the prescription based on fulfillment instructions provided by the Company including using Company’s branded packaging for generic products; (iii) the Company is primarily responsible to the customer for the satisfactory fulfillment and acceptability of the order; (iv) the Company is responsible for refunds of the prescription medication after transfer of control to the customer; and (v) the Company, at its sole discretion, sets all listed prices charged on its website for products and services.

The Company estimates refunds using the expected value method based on historical refunds granted to customers. The Company updates its estimate at the end of each reporting period and recognizes the estimated amount as contra-revenue with a corresponding refund liability. Sales, value-added, and other taxes are excluded from the transaction price and, therefore, from revenue.

The Company has made an accounting policy election to account for shipping and handling activities performed after the control of a product has been transferred to the customer as fulfillment costs, with direct costs to ship products to customers included in cost of revenue. The Company’s contracts with customers do not contain costs to obtain or costs to fulfill contracts with customers in accordance with ASC 340-40, Other Assets and Deferred Costs – Contracts with Customers.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

For online sales, payment for prescription medication and nonprescription products is typically collected from the customer a few days in advance of product shipment. Contract liabilities are recorded when payments have been received from the customer for undelivered products or services and are recognized as revenue when the performance obligations are later satisfied. Contract liabilities consisting of balances related to customer prepayments are recognized as current deferred revenue on the consolidated balance sheets of which substantially all of the balance is recognized in the following month. For wholesale arrangements, payments are collected in accordance with contract terms.

Cost of Revenue

Cost of revenue consists of costs directly attributable to the products shipped and services rendered, including product costs, packaging materials, shipping costs, and labor costs directly related to revenue generating activities. Costs related to free products where there is no expectation of future purchases from a customer are considered to be selling, general, or administrative expenses and are excluded from cost of revenue.

Income Taxes

The Company accounts for income taxes using the asset and liability method whereby deferred tax asset and liability account balances are determined based upon differences between the financial reporting and tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

The Company determines its valuation allowance on deferred tax assets by considering both positive and negative evidence, including its operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis, to ascertain whether it is more likely than not that deferred tax assets will be realized. In the event the Company determines that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance, which would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made.

In addition, the calculation of tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes potential liabilities based on an estimate of whether, and the extent to which, additional taxes will be due. The Company accounts for uncertain tax positions in accordance with the relevant guidance, which prescribes a two-step approach to

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

recognize and measure uncertain tax positions taken or expected to be taken in the income tax return, and also provides guidance on recognition, classification, interest and penalties, disclosure, and transition. The first step is to evaluate the tax position taken or expected to be taken by determining whether the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation process. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement.

Stock-Based Compensation

The fair value of stock options, equity-classified warrants issued to vendors, and restricted stock units (“RSUs”), are measured at the grant date fair value. The fair value of employee stock options and vendor warrants are generally determined using the Black-Scholes Merton (“BSM”) option-pricing model using various inputs, including estimates of expected volatility, term, risk-free rate, and future dividends. Stock options that were granted to the Company’s CEO with performance conditions were valued using the Monte Carlo simulation model. The Company recognizes compensation costs on a straight-line basis over the requisite service period of the employee and vendor, which is generally the option vesting term of four years for options and warrants that do not have performance conditions. Stock options and RSUs with performance conditions are recognized when it is probable that performance criteria will be achieved and compensation cost is recognized using the accelerated attribution method. The Company accounts for forfeitures as they occur.

Fair Value of Common Stock – Given the absence of a public trading market, the Board of Directors of the Company considers numerous objective and subjective factors to determine the fair value of common stock at each meeting at which awards are approved. These factors include, but are not limited to, (i) contemporaneous valuations of common stock performed by an independent valuation specialist; (ii) developments in the Company’s business and stage of development; (iii) the Company’s operational and financial performance and condition; (iv) issuances of preferred stock and the rights and preferences of preferred stock relative to common stock; (v) current condition of capital markets and the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company; and (vi) the lack of marketability of the Company’s common stock. For financial reporting purposes, the Company considers the amount of time between the valuation date and the grant date to determine whether to use the latest common stock valuation or a straight-line interpolation between the two valuation dates. The determination includes an evaluation of whether the subsequent valuation indicates that any significant change in valuation had occurred between the previous valuation and the grant date.

Expected Term – The Company calculates the expected term using the simplified method based on the options’ vesting term and contractual terms as the Company does not have sufficient relevant historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Expected Volatility – The volatility is derived from the average historical stock volatilities of a peer group of public companies that the Company considers to be comparable to its business over a period equivalent to the expected term of the share-based grants.

Risk-free Interest Rate – The Company derives the risk-free interest rate assumption from the United States Treasury’s rates for the U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the awards being valued.

Dividend Yield – The Company bases the assumed dividend yield on its expectation of not paying dividends in the foreseeable future. Consequently, the expected dividend yield used is zero.

The Company issues shares for the early exercise of common stock options. The unvested shares are subject to the Company’s repurchase right at the lower of the fair market value of the shares of common stock on the date of repurchase or their original purchase price. The proceeds initially are recorded as a liability from the early exercise of stock options and recorded within accrued liabilities on the consolidated balance sheets. These amounts are reclassified to common stock and additional paid-in capital as the Company’s repurchase right lapses.

Leases

The Company leases a facility under a noncancelable lease agreement that is accounted for as an operating lease. Rent expense is recorded on a straight-line basis over the lease term. For rent abatement and rent escalation provisions, the Company recognizes the related rent expense on a straight-line basis over the lease term. The difference between cash rent payments and the recognition of straight-line rent expense is recorded as deferred rent and amortized over the lease term.

Employee Benefit Plan

In 2018, the Company adopted a 401(k) Profit Sharing Plan covering substantially all of its U.S. employees. In 2020, the Company adopted a new 401(k) Profit Sharing Plan upon transferring 401(k) administration to a new service provider. The Company has not contributed to the plans since their inception.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Advertising

For the years ended December 31, 2020 and 2019, customer acquisition costs were $44.0 million and $51.6 million, respectively. These customer acquisition expenses are charged to expense as incurred and recorded within marketing expense on the consolidated statements of operations and comprehensive loss.

Other Comprehensive Income

The Company’s other comprehensive income is impacted by foreign currency translation and available-for-sale investment fair value adjustments. The impact of foreign currency translation is affected by the translation of assets and liabilities of the Company’s United Kingdom foreign subsidiary, which is denominated in pounds sterling. The primary assets and liabilities affecting the adjustments are cash and cash equivalents, other assets, and accounts payable. The impact of available-for-sale securities is primarily affected by unrecognized gains and losses related to fluctuations in the fair market value of the securities.

Liquidity

The Company’s operations have been financed primarily through the issuance of common and preferred stock. Since inception, the Company has incurred negative cash flows as it is expending significant resources in expanding its activities. This has resulted in losses from operations, which are expected to continue for the foreseeable future years, and an accumulated deficit. The Company may require additional financing to fund operations to meet its business plan.

During the year ended December 31, 2020, the Company incurred a net loss of $18.1 million and had negative cash flows from operating activities of $2.5 million. As of December 31, 2020, the Company had an accumulated deficit of $171.3 million, cash and cash equivalents of $27.3 million, and short-term investments of $72.9 million.

The Company believes that its existing cash and investment balances and availability under borrowing agreements are sufficient for the Company to meet its obligations through at least March 31, 2022. Management considers that there are no conditions or events in the aggregate, including the impact of the COVID-19 pandemic, that raise substantial doubt about the entity’s ability to continue as a going concern for a period of at least one year from the date the consolidated financial statements are issued. Refer to Note 17 – Subsequent Events for transactions occurring subsequent to year-end resulting in increased liquidity.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Recently Adopted Accounting Pronouncements

In November 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the consolidated statement of cash flows. The Company adopted ASU 2016-18 as of January 1, 2019, using a retrospective transition method to each period presented.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which amends ASC 820, Fair Value Measurement. This ASU modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The standard is effective for public companies for fiscal years beginning after December 15, 2019, with early adoption permitted for removed disclosures and delayed adoption until fiscal year 2020 permitted for the new disclosures. The Company adopted this disclosure requirement for the year ended December 31, 2020.

In August 2018, the FASB issued ASU 2018-15, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40), which aligns the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The standard is effective for public companies for fiscal years beginning after December 15, 2019. The Company adopted ASU 2018-15 as of January 1, 2019, which did not have an impact on the consolidated financial statements.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on their balance sheets and disclose key information about leasing arrangements. The ASU establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition on the income statement. The standard is effective for smaller reporting companies for fiscal years beginning after December 15, 2021 and for interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. In July 2018, the FASB approved an amendment to the new guidance that allows companies the option of using the effective date of the new standard as the initial application (at the beginning of the period in which it is adopted, rather than at the beginning of the earliest comparative period) and to recognize the effects of applying the new ASU as a cumulative effect adjustment to the opening balance sheet or retained earnings. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments to require the measurement of expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The guidance also amends the impairment model for available-for-sale debt securities and requires entities to determine whether all or a portion of the unrealized loss on such debt security is a credit loss. In November 2018, ASU 2018-19 aligns the implementation date for nonpublic entities’ annual financial statements with the implementation date for their interim financial statements and clarify the scope of the guidance in the amendments in ASU 2016-13 to clarify that receivables arising from operating leases are not within the scope of Credit Losses (Topic 326) and should be accounted for in accordance with Leases (Topic 842). In April 2019, the FASB issued ASU 2019-04, which, among other amendments, allows for certain policy elections and practical expedients related to accrued interest on financial instruments. In November 2019, the FASB issued ASU 2019-10 and ASU 2019-11, which addressed certain aspects of the guidance related to effective dates, expected recoveries, troubled debt restructurings, accrued interest receivables, and financial assets secured by collateral. In February and March 2020, the FASB also issued ASU 2020-02 and ASU 2020-03, respectively, which provide certain amendments and improvements to sections of ASU 2016-13. These standards are effective for smaller reporting companies for fiscal years and interim periods beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which is intended to improve consistency and simplify several areas of existing guidance. ASU 2019-12 removes certain exceptions to the general principles related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 is effective for annual reporting periods beginning after December 15, 2020 for public entities, including interim periods within those fiscal years. The standard is effective for public companies for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of this guidance on its consolidated financial statements.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

3. Short-term Investments

Short-term investments as of December 31, 2020, consist of the following (in thousands):

	Adjusted Cost	Unrealized Gains	Unrealized Losses	Fair Value
Corporate bonds	$55,224	$5	$(2)	$55,227
Government bonds	14,121	2	—	14,123
Asset-backed bonds	3,514	—	—	3,514

Total short-term investments	$72,859	$7	$(2)	$72,864

Short-term investments as of December 31, 2019, consist of the following (in thousands):

	Adjusted Cost	Unrealized Gains	Unrealized Losses	Fair Value
Corporate bonds	$24,386	$3	—	$24,389
Government bonds	3,515	2	—	3,517
Asset-backed bonds	9,811	4	—	9,815

Total short-term investments	$37,712	$9	—	$37,721

Short-term investments mature within one year.

4. Inventory

Inventory consists of the following (in thousands):

	December 31,
	2020	2019
Finished goods	$2,856	$3,936
Raw materials	687	196
Work-in-process	—	85

Total inventory	$3,543	$4,217

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31,
	2020	2019
Trade and other receivables, net	$1,147	$859
Prepaid expenses	2,691	1,946
Vendor deposits	1,395	1,737
Other current assets	171	480

Total prepaid expenses and other current assets	$5,404	$5,022

6. Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	December 31,
	2020	2019
Marketing expenses	$1,122	$600
Legal fees	968	74
Payroll costs	919	322
Tax payables	651	597
Warrant exercise deposit liability	664	–
Other accrued liabilities	660	433

Total accrued liabilities	$4,984	$2,026

7. Variable Interest Entities

In order for customers to obtain a prescription product, customers must complete a consultation with a Provider on the Company’s website through one of the Affiliated Medical Groups and receive a written prescription by the applicable Provider.

The Affiliated Medical Groups and the Company do not have any shareholders in common. The Affiliated Medical Groups are 100% owned by licensed physicians. The Company is party to service agreements with the Affiliated Medical Groups pursuant to which the Company provides management and administrative services and collects the medical consultation fees from customers on behalf of the Affiliated Medical Groups.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

In October 2020, the Company also entered into service agreements with XeCare LLC (“XeCare”), a licensed mail order pharmacy which is expected to provide prescription fulfillment services solely to the Company’s customers.

The Affiliated Medical Groups and XeCare are legal entities that the Company has determined qualify as variable interest entities (“VIEs”). The Company determined that it is the primary beneficiary of these entities for accounting purposes because it has the ability to direct the activities that most significantly affect the entities’ economic performance and has the obligation to absorb losses. Under the VIE model, the Company presents the results of operations and the financial position of the Affiliated Medical Groups and XeCare as part of the consolidated financial statements of the Company as if the consolidated group were a single economic entity. There is no noncontrolling interest upon consolidation of the entities. The results of operations and cash flows of the Affiliated Medical Groups and XeCare are also included in the Company’s consolidated financial statements.

For the years ended December 31, 2020 and 2019, the Affiliated Medical Groups and XeCare combined charged the Company $12.0 million and $2.6 million, respectively for services rendered. For the years ended December 31, 2020 and 2019, the net losses generated by the Affiliated Medical Groups and XeCare combined were $1.9 million and $9.3 million, respectively, after elimination of intercompany transactions and balances.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

8. Fair Value Measurements

The Company’s fair value hierarchy for its financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020, is as follows (in thousands):

	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents:
Money market funds	$12,163	$—	$—	$12,163
Government bonds	—	12,693	—	12,693
Short-term investments:
Corporate bonds	—	55,227	—	55,227
Government bonds	—	14,123	—	14,123
Asset-backed bonds	—	3,514	—	3,514
Restricted cash:
Money market funds	1,006	—	—	1,006
Long-term investments:
Corporate bonds	—	—	—	—

Total assets	$13,169	$85,557	$—	$98,726

Liabilities
Warrant liability	$—	$—	$906	$906

Total liabilities	$—	$—	$906	$906

The Company’s fair value hierarchy for its financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2019, is as follows (in thousands):

	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents:
Money market funds	$20,880	$—	$—	$20,880
Government bonds	—	479	—	479
Short-term investments:
Corporate bonds	—	24,389	—	24,389
Government bonds	—	3,517	—	3,517
Asset-backed bonds	—	9,815	—	9,815
Restricted cash:
Money market funds	150	—	—	150
Long-term investments:
Corporate bonds	—	—	—	—

Total assets	$21,030	$38,200	$—	$59,230

Liabilities
Warrant liability	$—	$—	$9,097	$9,097

Total liabilities	$—	$—	$9,097	$9,097

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The fair values of cash, accounts receivable, accounts payable, and accrued liabilities approximated their carrying values as of December 31, 2020 and 2019, due to their short-term nature. All other financial instruments except for the warrant liability are valued either based on recent trades of securities in active markets or based on quoted market prices of similar instruments and other significant inputs derived from or corroborated by observable market data. The warrant liability contains significant unobservable inputs including the share exchange ratio in evaluating the fair value of underlying common stock, expected term, and exercise price. Therefore, the warrant liability was evaluated to be a Level 3 fair value measurement.

In prior periods, the fair value of the preferred stock warrant liability had been measured using the BSM option-pricing model and Monte Carlo simulation. The following assumptions were used in determining the fair value of the Series C preferred stock warrant liability related to 2,962,304 warrants at an exercise price of $0.01 and to 198,126 warrants at an exercise price of $3.47:

Measurement Date	December 31, 2019
Expected term (in years)	3.41
Expected volatility	61.00%
Risk-free interest rate	1.63%
Expected dividend yield	0.00%

The Company changed its valuation method as a result of increased probability that the Company’s common shares would be publicly listed in the near-term and began using a probability weighted expected returns methodology during 2020.

As of December 31, 2020, the Company reverted to using a BSM option-pricing model to determine the value of the outstanding Series D preferred stock warrants (that replaced the Series C preferred stock warrants as discussed in Note 9 – Borrowing Arrangements). This was a result of the Company expecting to close a Merger (defined in Note 17 – Subsequent Events) with Oaktree Acquisition Corp. (“OAC”), a publicly traded special purpose acquisition company (“SPAC”), after obtaining approval from the Securities Exchange Commission to file a proxy statement on December 29, 2020. Accordingly, the Company determined the value of the Company’s equity based on the 10-day weighted average trading price of OAC of $13.98, adjusted for the share exchange ratio of 0.4530 (as determined upon consummation of the Merger), and applied a discount for lack of marketability of 3%, for a fair value of $6.14.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The following assumptions and inputs were also used in the BSM calculation:

Measurement Date	December 31, 2020
Expected term (in years)	5.91
Expected volatility	57.90%
Risk-free interest rate	0.49%
Expected dividend yield	0.00%
Exercise price (Series D preferred stock issuance price)	$3.15

Expected Term – The expected term is the contractual life of the warrants which is seven years from the warrant agreement date of November 27, 2019.

Expected Volatility – The volatility is derived from the average historical stock volatilities of a peer group of public companies that the Company considers to be comparable to its business over a period equivalent to the expected term of the warrants.

Risk-free Interest Rate – The Company derives the risk-free interest rate assumption from the United States Treasury’s rates for the U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the warrants being valued.

Dividend Yield – The Company bases the assumed dividend yield on its expectation of not paying dividends in the foreseeable future. Consequently, the expected dividend yield used is zero.

The change in the fair value of preferred stock warrant liabilities is as follows (in thousands):

	December 31,
	2020	2019
Beginning balance	$9,097	$—
Issuance of Series C preferred stock warrants	—	10,048
Exercised warrants	(11,292)	—
Change in fair value	3,101	(951)

Ending balance	$906	$9,097

During the years ended December 31, 2020 and 2019, the Company had no transfers between levels of the fair value hierarchy of its assets or liabilities measured at fair value.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

9. Borrowing Arrangements

Silicon Valley Bank

On November 14, 2017, the Company entered into a Loan and Security Agreement (the “2017 Loan Agreement”) with Silicon Valley Bank (“SVB”) consisting of term loans of up to $2.0 million, with a maturity date of February 1, 2021. The Term Loan was effective August 31, 2018 and interest rate for the term loan is The Wall Street Journal’s prime rate (“Prime Rate”) plus 1.25%. In connection with the 2017 Loan Agreement, the Company issued a warrant to SVB to purchase 808,603 shares of the Company’s Class A common stock at an exercise price of $0.025 per share. The warrant expires November 14, 2027 and had an estimated fair value of $0.1 million at the time of issuance.

On May 16, 2018, the Company and SVB amended and restated the 2017 Loan Agreement (the “First Amended and Restated Loan Agreement”) to, among other things, make available an additional term loan amount of up to $11.25 million, which can be drawn over a total of three advances from SVB up to $3.75 million each. Additionally, the payment schedule was modified to 12 equal payments of principal, plus accrued and unpaid interest. In connection with the First Amended and Restated Loan Agreement, the Company issued a warrant to SVB to purchase 129,952 shares of the Company’s Class A common stock at an exercise price of $0.025 per share. The warrant expires May 16, 2028 and had an aggregate fair value of $0.1 million at the time of issuance. The issuance of the warrants was considered debt issuance cost and is amortized over the life of the loan.

On November 27, 2019, the Company and SVB amended and restated the Amended and Restated Loan Agreement, dated as of May 16, 2018 (the “Second Amended and Restated Loan Agreement”), which accelerated the repayment of the existing loan over a six-month period, to be paid in full by May 1, 2020 (the “Existing Term Loan”). The Company repaid the loan by May 1, 2020.

In the Second Amended and Restated Loan Agreement, SVB also provided a revolving debt facility for the Company (the “Revolving Line”), of up to $8.0 million, with a maturity date of December 31, 2020. Upon termination of the Revolving Line for any reason prior to its maturity date, the Company shall pay, in addition to any payments owed, a termination fee equal to 1.00% of the Revolving Line. The interest rate for the Revolving Line is equal to the Prime Rate plus 0.50%, with a floor of 5.75%. The Company did not draw down from this Revolving Line and therefore, no amounts were required to be repaid by December 31, 2020.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Under the Second Amended and Restated Loan Agreement, upon the Company’s request, SVB will issue letters of credit (the “Letters of Credit”) for the Company’s account in an aggregate amount not to exceed $2.0 million, which is reduced by the amount otherwise available with respect to the cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in SVB’s various agreements. On September 30, 2020, the Company entered into the First loan Modification Agreement (“Loan Modification Agreement”) and the aggregate amount of the Letters of Credit was amended to $3.5 million. As of December 31, 2020, SVB issued on the Company’s behalf, a letter of credit in the amount of $0.8 million as a security deposit for a warehouse space in New Albany, Ohio. SVB required the Company to maintain $0.8 million as a collateral for the outstanding letter of credit. The Company expects to continue to renew the letter of credit through the duration of the lease. As this is for longer than one year, the Company presents the $0.8 million within restricted cash, noncurrent on the consolidated balance sheet.

The Company also has a business credit card as part of the cash management services offered by SVB. The Company could request an amount not to exceed $2.0 million, in connection with SVB’s cash management services, which amount is reduced by the amount utilized for any issuances of Letters of Credit. This amount was also amended to $3.5 million by the Loan Modification Agreement. Any cash management services are treated as advances under the Revolving Line. For the Company to continue to use the credit card, SVB required the Company to maintain $0.2 million in a collateralized money market account and this was reflected within restricted cash on the consolidated balance sheet as of December 31, 2020.

In connection with the Second Amended and Restated Loan Agreement, the Company issued a warrant to SVB to purchase 82,220 shares of the Company’s Class A common stock at an exercise price of $0.79 per share. The warrant expires November 26, 2029 and had an aggregate fair value of $0.1 million at the time of issuance. The fair value of the warrant for shares of the Class A common stock, as well as costs to close the facility, were considered debt issuance costs and are recorded within prepaid expenses and other current assets on the consolidated balance sheets and amortized over the term of the loan.

As of December 31, 2020 and 2019, the Company was in compliance with all of its covenants under the Second Amended and Restated Loan Agreement. As collateral, the Company provided SVB a security interest in substantially all its assets.

TriplePoint Venture Growth

On November 27, 2019, the Company entered into a Plain English Capital Growth and Security Agreement (the “2019 Capital Agreement”) with TriplePoint Venture Growth (“TPC”) consisting of a term loan in the aggregate principal amount of up to $50.0 million, with $25.0 million being available immediately through December 31, 2020 (the “Part 1 Commitment Amount”), and an additional $25.0 million becoming available upon utilization of the Part 1 Commitment Amount

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

through December 31, 2020. There is no minimum advance amount. As collateral, the Company has provided a second lien security interest to TPC of substantially all its assets. As of December 31, 2020, the Company had not drawn down from this term loan and the facility expired. The costs associated with issuing the debt facility are recorded as debt issuance costs within prepaid expenses and other current assets on the consolidated balance sheet with amortization recorded over the available period of the facility.

In addition to the costs above and in connection with the 2019 Capital Agreement, the Company issued to TPC a warrant granting TPC the right to purchase 198,126 shares of the Company’s Series C preferred stock at an exercise price of $3.47 per share, subject to adjustment in regard to the preferred stock series, number of shares and exercise price if the per share price of subsequent preferred stock rounds is less than $3.47. The estimated fair value of the Company’s Series C preferred stock warrants at the time of issuance and as of December 31, 2019, was $0.1 million. The fair value of the warrants was considered debt issuance costs and is recorded within prepaid expenses and other current assets on the consolidated balance sheet with amortization recorded over the available period of the facility. The fair value was estimated using the BSM option-pricing model and has been recorded within warrant liability on the consolidated balance sheets. Refer to Note 8 – Fair Value Measurements for further discussion.

On March 12, 2020, the Company sold Series D preferred stock at an issuance price of $3.1545, which triggered an adjustment to the TPC warrant terms per the original agreement, resulting in conversion of the previously issued 198,126 Series C preferred stock warrants at an exercise price of $3.47 into 217,942 Series D preferred stock warrants at an exercise price of $3.15.

10. Income Taxes

For financial reporting purposes, loss before provision for income taxes includes the following (in thousands):

	Year Ended December 31,
	2020	2019
Domestic	$(16,934)	$(71,644)
Foreign	(1,053)	(330)

Loss before provision for income taxes	$(17,987)	$(71,974)

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The components of the provision for income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2020	2019
Current:
Federal	$—	$—
State	127	90
Foreign	—	—

Total current provision	127	90

Deferred:
Federal	—	—
State	—	—
Foreign	—	—

Total deferred provision	—	—

Total expense	$127	$90

Income tax provision related to continuing operations differs from the amounts computed by applying the statutory income tax rate of 21% to pretax loss as follows (in thousands):

	Year Ended December 31,
	2020	2019
Tax at statutory rate	$(3,777)	$(15,115)
State taxes, net of federal benefits	(364)	(2,690)
Change in valuation allowance	3,948	16,560
Stock-based compensation	698	1,471
Warrant compensation	(403)	—
Other, net	25	(136)

Total	$127	$90

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The components of deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$44,342	$39,990
Reserves and accruals	68	163
Stock-based compensation	732	283
Inventory	211	315
Other intangibles	52	—
Deferred revenue	33	—
Other deferred tax assets	378	274

Total gross deferred tax assets	45,816	41,025
Less valuation allowance	(44,576)	(40,496)

Total deferred tax assets	1,240	529
Deferred tax liabilities:
Fixed assets	(1,206)	(321)
Other deferred tax liabilities	(34)	(208)

Total deferred tax liabilities	(1,240)	(529)

Net deferred tax assets	$—	$—

The Company determines its valuation allowance on deferred tax assets by considering both positive and negative evidence to ascertain whether it is more likely than not that deferred tax assets will be realized. Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. Due to the Company’s history of losses, the Company believes that it is not more likely than not that all of the deferred tax assets can be realized as of December 31, 2020 and 2019. Accordingly, the Company has recorded a full valuation allowance against its deferred tax assets. The valuation allowance increased by $4.1 million and $17.4 million, during the years ended December 31, 2020 and 2019, respectively.

As of December 31, 2020, the Company has $164.1 million, $119.8 million, and $1.6 million in federal, state, and foreign loss carryforwards (not tax effected), respectively, of which $157.9 million, $14.9 million, and $1.2 million in federal, state, and foreign loss carryforwards, respectively, do not expire. The remaining federal and state loss carryforwards begin to expire in 2037 and 2023, respectively.

Internal Revenue Code Sections 382 and 383 place a limitation on the amount of taxable income that can be offset by carryforward tax attributes, such as net operating losses or tax credits, after a change in control. Generally, after a change in control, a loss corporation cannot deduct carryforward tax attributes in excess of the limitation prescribed by Sections 382 and 383. Therefore, certain of the Company’s carryforward tax attributes may be subject to an annual

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

limitation regarding their utilization against taxable income in future periods. As a result of issuances of different classes of preferred stock to investors in 2017, 2018, and 2019, the Company triggered “ownership change(s)” as defined in Section 382 and related provisions. The Company believes that some of its net operating losses may be limited by these ownership changes but that any limitation would not have a significant impact to the financial statements since there is no utilization of the net operating losses and a full valuation allowance exists against the net operating losses. Subsequent ownership changes may subject the Company to annual limitations of its net operating losses. Such annual limitation could result in the expiration of the net operating loss and credit carryforwards before utilization.

The Company has incurred net operating losses since inception, and it does not have any significant unrecognized tax benefits. The Company’s policy is to include interest and penalties related to unrecognized tax benefits, if any, within the provision for taxes on the consolidated statement of operations. Any adjustments to the Company’s uncertain tax positions would result in an adjustment of its net operating loss and valuation allowance rather than resulting in an impact to the effective tax rate. It is not expected that there will be any material change in the unrecognized tax benefits within the next 12 months.

The Company files income tax returns in the U.S., United Kingdom, and various state and local jurisdictions. Due to the net operating loss carryforward, the statute of limitations is open for 2017 and forward for all jurisdictions, none of which are currently under examination by any tax authorities.

11. Commitments and Contingencies

Leases

Total rent expense for the years ended December 31, 2020 and 2019, was $2.1 million and $1.5 million, respectively.

In January 2020, the Company entered into a 63-month noncancelable lease for 302,880 square feet of warehouse space in New Albany, Ohio. The lease commenced on June 1, 2020. Total minimum lease payments are $7.9 million, net of rent abatement for an initial three-month period and with annual escalation of 2.5%. The Company has the option to extend the lease term for a period of five years.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Future minimum lease commitments subsequent to December 31, 2020 are as follows (in thousands):

2021	$1,521
2022	1,559
2023	1,598
2024	1,638
2025	1,114

Total	$7,430

In July 2020, the Company ceased use of its headquarters office facility. In October 2020, the Company and the landlord agreed on a $1.4 million lease termination payment, which was settled by forfeiting security deposit of $0.7 million and cash payment of $0.7 million. This amount was recorded within selling, general and administrative expenses on the consolidated statements of operations and comprehensive loss in accordance with ASC 420, Exit or Disposal Cost Obligations.

Purchase Obligations

As of December 31, 2020, the Company had contractual obligations to make $0.8 million in purchases related to cloud-based software contracts used in operations.

Legal Proceedings

From time to time, the Company is a party to various litigation, claims and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits, and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, nonmonetary sanctions, or relief. Management is not currently aware of any matters that are reasonably likely to have a material adverse impact on the Company’s consolidated business, financial position, results of operations, or cash flows.

12. Stock-Based Compensation

2017 Stock Plan

In July 2017, the Company adopted the 2017 Stock Plan. Under the 2017 Stock Plan, the Board of Directors may grant awards, including incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock awards, RSU awards, and other stock awards to employees, directors, and consultants. As of December 31, 2020 and 2019, the number of authorized shares of common stock the Company may issue under the 2017 Stock Plan is 83,472,660 and 65,257,501, respectively.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Under the 2017 Stock Plan, stock options and stock appreciation rights are granted at exercise prices determined by the Board of Directors and may not be less than 100% of the estimated fair market value of the common stock on the grant date. Incentive stock options granted to any stockholders holding 10% or more of the Company’s equity cannot be granted with an exercise price of less than 110% of the estimated fair market value of the common stock on the grant date and such option is not exercisable after five years from the grant date.

Options and RSUs for new employees under the 2017 Stock Plan generally vest over four years, with 25% vesting one year after the vesting commencement date and then 1/48th of the total grant vesting monthly thereafter. Additional options and RSUs granted to current employees generally vest 1/48th of the total grant monthly over four years. Options granted are exercisable within a period not exceeding ten years from the grant date. Under the 2017 Stock Plan, an option may include a provision whereby the option holder may elect to exercise the option prior to the full vesting of the option.

As of December 31, 2020 and 2019, there were 2,045,707 and 7,167,094 shares, respectively, available for the Company to grant under the 2017 Stock Plan.

Stock Options

On June 17, 2020, the Board of Directors approved three grants for a total of 14,332,364 stock options to the CEO of the Company, under the 2017 Stock Plan. The stock options under the three grants have an exercise price of $1.10 per share of Class A common stock and are equity classified. The first grant of 3,583,091 stock options will vest ratably on a monthly basis over the four-year service period following the vesting commencement date of March 13, 2020 and has a contractual expiration term ten years from the date of grant. The grant-date fair value of $4.0 million was measured using the BSM option-pricing model and stock-based compensation expense is recognized ratably over the service period. The second and third grants (collectively, the performance stock options) for 7,166,182 and 3,583,091 stock options, respectively, will vest, on a condition of continuous service, upon either (i) an acquisition of the Company with per share consideration equal to at least $10.41 and $17.35, respectively, or (ii) a per share price on a public stock exchange that is at least equal to $10.41 and $17.35, respectively. The performance stock options have a contractual expiration term ten years from the date of grant. The grant-date fair value of $16.6 million was measured using a Monte Carlo simulation model and this unrecognized stock-based compensation expense will be recognized when it is probable that either of the performance criteria will be achieved. As of December 31, 2020, no compensation expense was recognized for the performance stock options since the liquidity event performance condition was not met.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The grant-date fair value of the Company’s stock options, excluding performance stock options, granted to employees and nonemployees, was estimated using the following weighted average assumptions:

	Year Ended December 31
	2020	2019
Expected term (in years)	5.94	5.98
Expected volatility	62.25%	59.68%
Risk-free interest rate	0.45%	2.23%
Expected dividend yield	0.00%	0.00%

Option activity under the 2017 Stock Plan, excluding performance stock options described above, is as follows (in thousands, except for weighted average exercise price and weighted average contractual term in years):

	Shares	Weighted Average Exercise Price	Weighted Average Contractual Period (in Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2019	25,532	$0.41
Granted	11,298	2.11
Exercised (including early exercised options vested during the period)	(8,180)	0.24
Forfeited and expired	(2,191)	0.79

Outstanding at December 31, 2020	26,459	1.16	8.50	$131,770

Vested as of December 31, 2020	10,119	0.51	7.82	56,952

Exercisable as of December 31, 2020	25,152	1.16	8.52	125,347

The weighted average grant-date fair value of options granted for the years ended December 31, 2020 and 2019, was $1.58 per share and $0.50 per share, respectively. The intrinsic value of vested options exercised for the years ended December 31, 2020 and 2019, was $0.7 million and $0.3 million, respectively.

As of December 31, 2020 and 2019, there was $19.0 million and $7.2 million, respectively, of unrecognized stock-based compensation related to unvested stock options excluding performance awards, which is expected to be recognized over a weighted average period of 2.75 years and 2.15 years, respectively.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The cash flows resulting from the tax benefits for tax deductions resulting from the exercise of stock options in excess of the compensation expense recorded for those options (excess tax benefits) are classified as a cash flows from financing activities. Due to a full valuation allowance on deferred tax assets, the Company did not recognize any tax benefit from stock options exercises for the years ended December 31, 2020 or 2019.

Early Exercise of Common Stock Options – The Company issues shares upon the early exercise of common stock options. The unvested shares are subject to the Company’s repurchase right at the lower of the fair market value of the shares of common stock on the date of repurchase or their original purchase price. The proceeds from cash exercises prior to vesting are initially recorded as a deposit liability from the early exercise of stock options and recorded within accrued liabilities on the consolidated balance sheets and reclassified to additional paid-in capital as the Company’s repurchase right lapses.

Excluded from both shares exercised and exercisable are 1,006,042 and 10,090,426 unvested shares that relate to the early exercise of stock options as of December 31, 2020 and 2019, respectively. These unvested shares include 931,228 and 9,585,111 shares from early-exercised options through the issuance of related-party promissory notes as of December 31, 2020 and 2019, respectively, and 74,814 and 505,315 unvested shares from cash exercises as of December 31, 2020 and 2019, respectively. Refer to Note 15 – Related-Party Transactions for further details on the related-party promissory notes. For the years ended December 31, 2020 and 2019, 188,959 and 15,759 shares of unvested Class A common stock were repurchased for less than $0.1 million in each year, respectively.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The options outstanding and exercisable as of December 31, 2020, have been aggregated into ranges for additional disclosure as follows (in thousands, except weighted average remaining contractual life and exercise price):

	Options Outstanding		Options Exercisable
Exercise Price	Shares	Weighted Average Remaining Contractual Life (in Years)	Shares	Weighted Average Remaining Contractual Life (in Years)
$0.03	2,034	6.88	1,531	6.89
0.18	5,591	7.24	5,565	7.24
0.70	572	7.80	405	7.84
0.79	7,296	8.38	6,994	8.36
1.10	7,337	9.35	7,331	9.35
4.03	259	9.80	4	9.80
4.24	11	9.86	—	—
4.26	3,359	9.97	3,322	9.97

	26,459		25,152

RSUs

RSU activity under the 2017 Stock Plan is as follows (in thousands, except for weighted average fair value):

	Shares	Weighted Average Fair Value
Outstanding at December 31, 2019	—	—
Granted	3,413	$5.09
Vested	—	—
Forfeited and expired	(33)	4.17

Outstanding at December 31, 2020	3,380	5.10

All RSUs are subject to achievement of a liquidity event which includes (i) an initial public offering, (ii) a business combination transaction or (iii) a sale event as defined by the 2017 Stock Plan. As of December 31, 2020, no compensation expense was recognized since the liquidity event performance condition was not met and $17.3 million of unrecognized stock-based compensation expense related to unvested RSUs is expected to be recognized over a weighted average period of 4.01 years.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Excluded from the table above is a grant for 100,000 RSUs that were awarded to a non-executive officer on December 23, 2020. These RSUs have a grant-date fair value of $5.53 per share of Class A common stock and vest upon meeting certain revenue targets from the sale of specific products in addition to achieving a liquidity event. The non-executive officer is required to be employed at the time the revenue targets are achieved in order to receive the awards, but the awards are not subject to any other service condition.

Vendor Warrants

Included in stock-based compensation expense is expense for issuance of Class A common stock warrants to nonemployees in connection with vendor service arrangements. Warrant activity is as follows (in thousands, except for weighted average exercise price and weighted average contractual term in years):

	Shares	Weighted Average Exercise Price	Weighted Average Contractual Term (in Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2019	3,163,393	$0.62
Exercised	(1,302,202)	0.37

Outstanding at December 31, 2020	1,861,191	0.79	7.01	$9,957

Exercisable as of December 31, 2020	942,603	0.79	7.01	5,043

The weighted average grant-date fair value of vendor warrants for the years ended December 31, 2019, was $0.62 per share. There were no vendor warrant grants for year ended December 31, 2020.

As of December 31, 2020 and 2019, there was $0.6 million and $1.3 million, respectively, of unrecognized stock-based compensation related to unvested vendor warrants, which is expected to be recognized over a weighted average period of 0.73 years and 1.73 years, respectively.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Stock-Based Compensation Expense

The following table summarizes stock-based compensation expense for employees and nonemployees, by category, on the consolidated statements of operations and comprehensive loss (in thousands):

	Year Ended December 31,
	2020	2019
Marketing	$1,172	$571
Selling, general, and administrative	4,659	7,457

Total stock-based compensation expense	$5,831	$8,028

13. Redeemable Convertible Preferred Stock

As of December 31, 2020, the Company has authorized 211,924,602 million shares of redeemable convertible preferred stock, designated in series, with the rights and preferences of each designated series to be determined by the Board of Directors.

The following table is a summary of the redeemable convertible preferred stock as of December 31, 2020 (in thousands, except for share data):

Series	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Value	Proceeds, Net of Issuance Costs	Issue Price per Share
Series Seed	11,010,363	11,010,363	$—	$—	$0.0000
Series A	52,590,567	52,590,567	6,621	5,106	0.1259
Series A-1	12,676,074	12,676,074	753	740	0.0594
Series B	29,296,174	29,296,174	24,600	23,429	0.8397
Series B-1	21,652,050	21,652,050	20,000	14,965	0.9237
Series B-2	29,725,220	29,725,220	51,371	49,911	1.7282
Series C	32,783,633	32,585,507	113,072	92,590	3.4700
Series D	22,190,521	16,495,335	52,035	51,900	3.1545

Total	211,924,602	206,031,290	$268,452	$238,641

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

The following table is a summary of the redeemable convertible preferred stock as of December 31, 2019 (in thousands, except for share data):

Series	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Value	Proceeds, Net of Issuance Costs	Issue Price per Share
Series Seed	11,010,363	11,010,363	$—	$—	$0.0000
Series A	52,590,567	52,590,567	6,621	5,106	0.1259
Series A-1	12,676,074	12,676,074	753	740	0.0594
Series B	29,296,174	29,296,174	24,600	23,429	0.8397
Series B-1	21,652,050	21,652,050	20,000	14,965	0.9237
Series B-2	29,725,220	29,725,220	51,371	49,911	1.7282
Series C	35,920,000	29,623,203	102,793	92,590	3.4700

Total	192,870,448	186,573,651	206,138	186,741

Transactions Related to Redeemable Convertible Preferred Stock

Between March and June 2019, the Company closed transactions with a group of investors to issue 29,623,203 shares of Series C redeemable convertible preferred stock and received $92.6 million in net proceeds.

From March to July 2020, a group of investors purchased 16,495,335 shares of Series D redeemable convertible preferred stock and the Company received $51.9 million in net proceeds.

Warrants for Series C Preferred Stock

In March 2019, the Company issued warrants to purchase the Company’s Series C redeemable convertible preferred stock at an exercise price of $0.01 per warrant to purchasers of the Company’s Series C redeemable convertible preferred stock. The number of warrants to be issued was variable, based on the Company’s revenue for the year ended December 31, 2019, whereby the number of warrants to be issued increased as revenue decreased. The Company considered whether the embedded feature should be accounted for as a derivative and considered that the feature has an underlying notional amount, required no initial net investment, and required net settlement. The Company, therefore, concluded that the feature would be accounted for as a derivative liability and would be recorded at fair value, with the change in the fair value of the liability recorded within other income (expense), net on the consolidated statements of operations and comprehensive loss.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

In February 2020, in accordance with the terms outlined in March 2019, the Company issued 2,962,304 Series C preferred stock warrants based on 2019 revenue. The fair market value of the Series C preferred stock warrants was estimated using the BSM option-pricing model, and at the issuance date, fair value of the liability was $10.0 million. The original liability was recorded as an issuance cost for the Series C redeemable convertible preferred stock, reducing the value of the Series C proceeds within mezzanine equity on the consolidated balance sheets. Subsequent adjustments to the fair value of the Series C preferred stock warrants were recorded within other income (expense), net on the consolidated statements of operations and comprehensive loss.

The holders of the Series C preferred stock warrants exercised all their warrants and purchased 2,962,304 shares of Series C redeemable convertible preferred stock from the Company in 2020 resulting in settlement of the Series C preferred stock warrant liability. The Company received less than $0.1 million in net proceeds. Upon exercise, the warrant liability at an estimated fair market value of $11.3 million was reclassified into redeemable convertible preferred stock on the consolidated balance sheet.

In November 2019, the Company issued 198,126 Series C preferred stock warrants to TPC in connection with the 2019 Capital Agreement. The fair value of the warrants was considered debt issuance cost and recorded within prepaid and other current assets on the consolidated balance sheet. On March 12, 2020, the Company sold Series D redeemable convertible preferred stock at an issuance price of $3.1545, which triggered an adjustment to the TPC warrant terms per the original agreement, resulting in conversion of the previously issued 198,126 Series C preferred stock warrants into 217,942 Series D preferred stock warrants. Refer to Note 9 – Borrowing Arrangements for further discussion.

Rights, Preferences, and Privileges of the Redeemable Convertible Preferred Stock

Dividends – The holders of the redeemable convertible preferred stock are entitled to receive noncumulative cash dividends in preference to any dividend on the common stock, at the rate of 8% of the applicable original issue price per annum, when and as declared by the Board of Directors. In the event that dividends are paid on any share of common stock, then, after payment of the preferential dividends, the Company will pay an additional dividend on all outstanding shares of redeemable convertible preferred stock in a per share amount equal to the amount paid or set aside for each share of common stock. No dividends on redeemable convertible preferred stock have been declared by the Board of Directors since inception.

Liquidation Preference – In the event of a liquidation event, the holders of the redeemable convertible preferred stock are entitled to receive, in preference to the holders of the common stock, a per share amount equal to the greater of (1) the respective original issue price plus any declared but unpaid dividends or (2) the amount per share had all redeemable convertible preferred stock been converted into common stock (the “Liquidation Preference”). If the assets of the Company are insufficient to make payment in full to all holders of the convertible preferred stock, then the entire proceeds will be distributed ratably among the holders of redeemable convertible preferred stock in proportion to the full preferential amount above. After the payment of the Liquidation Preference, the remaining assets will be distributed ratably to the holders of common stock.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Conversion Rights – Each share of redeemable convertible preferred stock is convertible into shares of Class A common stock, at any time, at the option of the holder. The conversion price is the original issue price (“Conversion Price”) and is subject to anti-dilution adjustments as described below, none of which occurred as of December 31, 2020 or 2019.

The Conversion Price is subject to down-round protection via an anti-dilution adjustment to reduce dilution in the event that the Company issues additional common stock at a purchase price less than the Conversion Price. The Conversion Price is also subject to proportional adjustment for stock splits, stock dividends, and the like.

Additionally, the redeemable convertible preferred stock will be automatically converted into common stock at the then-applicable Conversion Price (i) in the event that the holders of the majority of the outstanding redeemable convertible preferred stock consent to such conversion or (ii) upon the closing of a firmly underwritten public offering of shares of common stock of the Company in which the gross cash proceeds are at least $30.0 million.

Voting Rights – The holder of each share of redeemable convertible preferred stock has voting rights equal to the number of shares of Class A common stock into which it is convertible and votes together as a single class with the common stockholders. Each share of common stock is entitled to one vote. Series B preferred holders are entitled to elect one director, and all holders of redeemable convertible preferred stock together are entitled to elect one director. Class F common stockholders are entitled to elect up to two directors. Additionally, the holders of outstanding shares of Class A common stock and Class F common stock, and holders of redeemable convertible preferred stock, voting on an as-converted basis, are entitled to elect the remaining directors. Any board vacancies may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the chosen director will serve until the next annual election and their successors are duly elected.

As long as shares of redeemable convertible preferred stock are outstanding, the Company must obtain approval from a majority of the holders of the then-outstanding shares of redeemable convertible preferred stock in order to alter or change the rights, preferences, and privileges of redeemable convertible preferred stock; change the authorized number of shares of redeemable convertible preferred stock and common stock; create a new class or series of shares having any rights, preferences, or privileges superior to or on parity with any outstanding shares of redeemable convertible preferred stock; declare or pay any distribution other than dividends payable solely in common stock; sell, lease, transfer, exclusively license, or otherwise dispose of all or substantially

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

all of the Company’s assets; voluntarily dissolve or liquidate the Company; increase or decrease the authorized size of the Board of Directors; effect a redemption or repurchase of shares of redeemable convertible preferred stock or common stock; or create or hold capital stock in any subsidiary that is not wholly owned by the Company.

Contingent Redemption – The holders of the preferred stock have no voluntary rights to redeem shares. A liquidation or winding-up of the Company, a greater than 50% change in control, or a sale of substantially all its assets would constitute a redemption event. Although the preferred stock is not mandatorily or currently redeemable, a liquidation or winding-up of the Company would constitute a redemption event outside its control. As such, the Company presents all shares of preferred stock within mezzanine equity on the consolidated balance sheets.

14. Class A and Class F Common Stock

The Company has two classes of authorized common stock, Class A common stock and Class F common stock. Shares issued on early exercise are not considered outstanding for accounting purposes because the employees are not entitled to the rewards of stock ownership.

The rights of the holders of Class A and Class F common stock are identical, except with respect to (i) electing members of the Board of Directors and (ii) voting rights. The Class F common stockholders, voting as a group, are entitled to elect up to two directors. Series B preferred holders are entitled to elect one director, and all preferred holders together are entitled to elect one director. The holders of outstanding shares of Class A and Class F common stock, and holders of redeemable convertible preferred stock, voting on an as-converted basis, are entitled to elect the remaining directors. The Class F common stockholders receive 10:1 voting rights as compared with Class A common stockholders.

As long as shares of Class F common stock are outstanding, the Company must obtain approval from a majority of the holders of the then-outstanding shares of Class F common stock in order to increase or decrease the authorized number of shares of Class F common stock, or to effect any action that adversely impacts the voting or other powers, preferences, or other special rights, privileges, or restrictions of the Class F common stock.

The outstanding shares of Class A and Class F common stock presented on the consolidated balance sheets and on the consolidated statements of mezzanine equity and stockholders’ deficit for the years ended December 31, 2020 and 2019, are the legally outstanding shares, including the shares issued in exchange for related-party promissory notes.

Class A and Class F common stock is referred to as common stock throughout the notes to the consolidated financial statements, unless otherwise noted.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Transactions Related to Class A and Class F Common Stock

During 2020, the Company repurchased 188,959 of unvested shares of Class A common stock for a cash payment of less than $0.1 million, which resulted in a reduction of deposit liability from the early exercise of stock options. In addition, in May 2020, an executive officer departed the Company, which resulted in the repurchase of 1,125,000 unvested shares of Class A common stock in exchange for the cancellation of the principal payable of $0.9 million under an associated promissory note.

Warrants for Class A Common Stock

As discussed above, Class A common stock warrants have been issued in connection with vendor service agreements, debt agreements, and issuance of preferred stock. All of the warrants for shares of Class A common stock are classified within stockholders’ equity on the consolidated balance sheets. In July 2020, Class A common stock warrants were exercised to purchase from the Company 316,686 shares of Class A common stock at an exercise price of $0.025 per share. In November 2020, Class A common stock warrants were exercised to purchase from the Company 938,555 and 82,220 shares of Class A common stock at an exercise price of $0.025 and $0.79 per share, respectively. In December 2020, Class A common stock warrants were exercised to purchase from the Company 394,809 and 588,376 shares of Class A common stock at an exercise price of $0.025 and $0.79 per share, respectively.

As of December 31, 2020, the Company had the following vendor warrants outstanding to purchase shares of Class A common stock (in thousands, except for share and per share amounts):

Shares	Exercise Price	Issued	Expiration	Fair Value at Issuance
1,861,191	$0.79	September 23, 2019	September 23, 2026	$1,160

15. Related-Party Transactions

Atomic Labs, LLC (“Atomic Labs”) is a related-party venture capital startup studio that launched the Company, providing initial capital and governance. The Company utilized operational support from Atomic Labs, primarily consisting of providing office space, conducting back-office professional services, and administering operating expenses. Additionally, an affiliated company of Atomic Labs provides professional services to the Company, primarily to support engineering and operations functions. All services were provided at cost. For the years ended December 31, 2020 and 2019, the Company recorded a total of $3.4 million and $3.2 million, respectively, for payments made to Atomic Labs and its affiliated company for services performed and costs

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

incurred on behalf of the Company. The Company recognized $0.5 million of these payments as intangible assets and vendor deposits as of December 31, 2020 and no expenses were capitalized as of December 31, 2019. Of the $2.9 million recognized as expenses, $0.1 million was recognized as marketing expense and the remaining $2.8 million as selling, general, and administrative expenses. There was no accounts payable balance with Atomic Labs and its affiliated company as of December 31, 2020 and less than $0.1 million as of December 31, 2019.

In addition, for the years ended December 31, 2020 and 2019, the Company recorded $0.1 million and less than $0.1 million, respectively, for payments made to Vouched, a related-party company that provides identity verification services. These expenses were recognized as selling, general, and administrative expenses. There was less than $0.1 million in accounts payable balances with Vouched as of December 31, 2020 and 2019.

Nonrecourse Related-Party Promissory Notes

For the years ended December 31, 2020 and 2019, the Company had promissory notes from certain of the Company’s executive officers, as well as a founding employee and an executive chairman. The promissory notes, which were issued to the Company by the related parties as consideration for the exercise of stock options, are considered nonrecourse notes for accounting purposes. The loans are secured by the shares of Class A common stock of the Company held by the individuals. There were 36,084,631 and 37,209,631 shares securing the related-party promissory notes as of December 31, 2020 and 2019, respectively. The notes bear interest between 2.21% and 3.02% per annum. The loans are due upon the earliest of (1) ten years from the debt issuance date, (2) a liquidation of the Company, or (3) six months following an initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended. Prepayment of principal and interest may be made at any time without penalty.

The nonrecourse related-party promissory notes are not given accounting effect until the notes are repaid in full as the underlying stock options are not considered exercised for accounting purposes. As of December 31, 2020 and 2019, the total outstanding balance under these nonrecourse related-party promissory notes was $7.2 million and $8.1 million, respectively, which will be recorded within additional paid-in capital on the consolidated balance sheets when repaid in full for the exercise price of the underlying stock options.

Redeemable Common Stock Transaction

On September 23, 2019, the Company’s CEO and a member of its Board of Directors, sold 1,627,132 shares of Class A common stock to third party purchasers at $2.7656 per share for aggregate consideration of $4.5 million pursuant to Class A Common Stock Purchase Agreements. Under the terms of the vendor service agreement with the third party, the purchasers were granted

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

a put right entitling them to sell the shares to the Company at $2.7656 per share for a period of six months. The put right expired on March 23, 2020 without the purchasers exercising their rights to sell the shares to the Company. The Company recorded stock-based compensation expense associated with the transaction of $3.0 million. Upon expiration of the redemption right, the Company reclassified the aggregate consideration of $4.5 million that was subject to redemption from mezzanine equity to stockholders’ equity on the consolidated balance sheets.

16. Basic and Diluted Net Loss per Share

The rights of the holders of Class A and Class F common stock are identical, including the liquidation and dividend rights, except with respect to electing members of the Board of Directors and voting rights. As the liquidation and dividend rights are identical, undistributed earnings and losses are allocated on a proportionate basis and the resulting net loss per share attributable to common stockholders is, therefore, the same for both Class A and Class F common stock on an individual and combined basis.

The Company uses the two-class method to calculate net loss per share. No dividends were declared or paid for the years ended December 31, 2020 or 2019. Undistributed earnings for each period are allocated to participating securities, including the redeemable convertible preferred stock, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there is no contractual obligation for the redeemable convertible preferred stock to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average shares of common stock outstanding during periods with undistributed losses.

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the years ended December 31 (in thousands, except share and per share amounts):

	2020		2019
	Class A	Class F	Class A	Class F
Numerator:
Net loss attributable to common stockholders	$(14,558)	$(3,556)	$(57,720)	$(14,344)

Denominator:
Weighted average shares outstanding, basic and diluted	62,723,380	15,323,740	61,222,230	15,323,740

Basic and diluted net loss per share	$(0.23)	$(0.23)	$(0.94)	$(0.94)

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Basic and diluted net loss per share attributable to common stockholders is the same for the years ended December 31, 2020 and 2019, because the inclusion of potential shares of common stock would have been anti-dilutive for the periods presented. Weighted average Class A common shares presented in the table above for the year ended December 31, 2020 and December 31, 2019 exclude 364,549 and 441,332 shares of common shares, respectively, subject to redemption. These shares absorb no losses.

The following table discloses securities that could potentially dilute basic net loss per share in the future that were not included in the computation of diluted net loss per share:

	December 31,
	2020	2019
Common stock issued for exercise of stock options subject to nonrecourse promissory notes	36,456,557	35,772,919
Common stock issued for early exercise of stock options	219,763	1,007,345
Redeemable convertible preferred stock	199,276,569	180,738,997
Stock options	25,407,677	13,420,985
RSUs	253,045	—
Warrants to purchase Class A common stock	3,901,829	2,331,379
Warrants to purchase redeemable convertible preferred stock	2,056,752	2,502,464

17. Subsequent Events

Warrant Exercises

On January 4, 2021, holders of Class A common stock vendor warrants exercised their warrants and purchased from the Company 840,537 shares of Class A common stock at an exercise price of $0.79 per share.

Pre-Closing Stock Repurchase

On January 20, 2021, the Company repurchased from its stockholders and cancelled 4,873,458 shares of Class A common stock, including certain stockholders who exercised outstanding stock options, for aggregate payment of $22.0 million.

Merger Transaction

On September 30, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company; OAC, a Cayman Islands exempted SPAC; and Rx Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of OAC (“Merger Sub”), providing for,

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

among other things, the combination of the Company and OAC pursuant to the merger of Merger Sub with and into the Company with the Company continuing as the surviving entity and as a wholly-owned subsidiary of OAC (the “Merger”). Immediately prior to the Merger, each outstanding share of the Company’s Class F common stock and preferred stock converted into Class A common stock at the then-effective conversion rate.

As a result of the Merger, each outstanding share of the Company’s capital stock was converted into the right to receive newly issued shares of OAC’s Class A common stock and certain other securities, other than the shares of the Company’s Class V common stock issued to its CEO immediately prior to the Closing, which were converted into the right to receive newly issued shares of OAC’s Class V common stock and certain other securities, in each case as described in and calculated pursuant to the terms of the Merger Agreement.

On January 20, 2021 (the “Closing Date”), the Company consummated the Merger. The transaction is accounted for as a reverse recapitalization with the Company being the accounting acquirer. The Company received gross proceeds of $197.7 million and paid closing costs of $11.5 million. In connection with the Merger, OAC changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware and changed its name to Hims & Hers Health, Inc. (“Hims & Hers”). As of December 31, 2020, the Company recorded $3.9 million of deferred transaction costs, which consist of legal, accounting, and other professional services directly related to the Merger. These costs are included in current assets on the consolidated balance sheet. The cash outflows related to these costs are presented as financing activities on the Company’s consolidated statement of cash flows. These costs will be offset against proceeds upon accounting for the consummation of the Merger.

On the Closing Date, each stockholder received approximately 0.4530 shares of Hims & Hers Class A common stock, par value $0.0001 per share, for each share of Class A common stock, par value $0.000001 per share, that such stockholder owned (with the CEO receiving 0.4530 shares of Hims & Hers Class V common stock, par value $0.0001 per share, for each share of Class V common stock, par value $0.000001 per share, that the CEO owned). Additionally, each stockholder also received 0.0028 warrants exercisable for Hims & Hers Class A common stock, for each share of the Company’s Class A or Class V common stock owned by such stockholder prior to the Merger.

All equity awards of the Company were assumed by OAC and converted into comparable equity awards that are settled or exercisable for shares of Hims & Hers Class A common stock. As a result, each stock option was converted into an option to purchase shares Hims & Hers Class A common stock based on an exchange ratio of 0.4530. Each award of the Company’s RSUs was converted into RSUs of Hims & Hers based on an exchange ratio of 0.4530. Subject to approval by the Board of Directors, holders of the Company’s options and RSUs also received approximately 35,000 Hims & Hers RSUs, which represented allocation of the Merger warrant consideration. Each such holder must remain in continuous service through the grant date to receive these RSUs.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Each warrant that was unexercised at the time of the Merger was assumed by OAC and represents the right to receive an applicable portion of the Merger consideration upon exercise of such warrant as if such warrant was exercised prior to the closing of the Merger.

PIPE Investment

On September 30, 2020, concurrently with the execution of the Merger Agreement, OAC entered into subscription agreements with certain investors pursuant to which such investors collectively subscribed for 7,500,000 shares of Hims & Hers Class A common stock at $10.00 per share for aggregate gross proceeds of $75,000,000 (the “PIPE Investment”). The PIPE Investment was consummated substantially concurrently with the closing of the Merger.

Earn Out Shares

Following the closing of the Merger, holders of the Company’s legacy common stock and outstanding equity awards (including warrant, stock option and RSU holders) had the right to receive up to an aggregate amount of 16,000,000 Hims & Hers Class A common stock (or equivalent equity award) that would vest (in part) in equal thirds if the trading price of Hims & Hers Class A common stock is greater than or equal to $15.00, $17.50 and $20.00 for any 10 trading days within any 20-trading day period on or prior to the date that is five years following the Closing Date. The Hims & Hers common stock and equivalent equity awards will also vest in connection with an acquisition of Hims & Hers if the applicable thresholds are met in any Company sale (as defined in the Merger Agreement) but subject to the same five-year deadline. In February 2021, Hims & Hers met all earn out thresholds. Earn out awards related to option holders are subject to final approval by the Board of Directors.

Performance Stock Options and RSUs

As a result of the Merger, the liquidity event condition on the Company’s stock options granted to the CEO and RSUs granted to employees were met which resulted in recognition of $4.6 million of stock-based compensation expense upon the Closing Date.

Hims, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (continued)

Settlement of Nonrecourse Related-Party Promissory Notes

In connection with the Merger, the obligations due under all nonrecourse related-party promissory notes were satisfied through the payment of $1.2 million and the forfeiture of 370,734 shares of Hims & Hers Class A common stock.

Transaction Bonus

Upon Board of Director approval, the Company paid $5.2 million of transaction bonuses in February 2021 and, subject to registration of the Company’s stock plan, granted $4.6 million RSUs to management and employees that made significant contributions to the Merger in accordance with the Merger Agreement.

Termination of Borrowing Arrangements

In January 2021, the Company terminated the Second Amended and Restated Loan Agreement with SVB resulting in the release of restricted cash of $0.2 million under the arrangement. However, the Company continues to use SVB’s cash management services and increased its credit card limit to $5.0 million in January 2021.